Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

Montrose Environmental Group, Inc.

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.000004 per share, to be issued under the Montrose Environmental Group, Inc. Amended and Restated 2017 Stock Incentive Plan (the “2017 Plan”)	457(c); 457(h)	1,207,563	$32.48	$39,221,646.24	$147.60 per $1,000,000	$5,789.11
Total Offering Amounts					$39,221,646.24		$5,789.11
Total Fee Offsets							$0
Net Fee Due							$5,789.11

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2017 Plan by reason of any stock dividend, stock split, recapitalization or similar transaction.

(2)

This estimate is made pursuant to Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share, the Proposed Maximum Aggregate Offering Price and the Amount of Registration Fee have been computed on the basis of the average of the high and low prices per share of the common stock reported on the New York Stock Exchange on February 26, 2024.